EXHIBIT 10.8
INVESCO ESOP
as Amended and Restated
Generally Effective as of February 1, 2005

i

(Continued)

(Continued)

(Continued)

(Continued)

v

INVESCO ESOP
as Amended and Restated
Generally Effective as of February 1, 2005
§ 1. AMENDMENT RESTATEMENT AND EFFECTIVE DATE
     This Plan is an amendment and restatement of the INVESCO ESOP as last amended and restated effective as of February 1, 2005. Effective January 1, 2000, the Plan was frozen, all contributions to the Plan were discontinued and no additional contributions could be made to the Plan.
     This amendment and restatement of the Plan is effective as of February 1, 2005 to incorporate the prior amendments to the Plan, to change the allocation of fiduciary responsibilities under the Plan and for certain other purposes.
     The provisions of this amendment and restatement of the Plan shall apply only to those eligible employees who terminate employment with a Participating Employer on or after February 1, 2005 or such later date as may apply for a provision which become effective afterwards. Benefits payable to or on behalf of a participant who terminates employment prior to February 1, 2005 shall not be affected by the terms of any Plan amendment adopted after such Participant’s termination of employment unless the amendment provides otherwise.
§ 2. CONSTRUCTION
2.1 Controlling Laws. This Plan shall be construed and interpreted under the laws of the State of Georgia to the extent such laws are not preempted by federal law.
2.2 Tax Status. The Company intends that this Plan and the related Trust satisfy the requirements for tax exempt status under Code § 401, Code § 501 (a) and related Code sections as an employee stock ownership plan which in part is a money purchase pension plan and in part is a stock bonus plan and, further, that the provisions of this Plan and the related Trust be construed and interpreted to reflect such intention.
2.3 Headings and References. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in the construction of this Plan. Wherever appropriate, the plural shall be read as the singular, and the singular as the plural. References in this Plan to a section (§) shall be to a section in this Plan unless otherwise expressly indicated. If an amendment to the Code, ERISA or any other federal law renumbers a section of such statute referred to in this Plan, any such reference to such section in this Plan automatically shall become a reference to such section as so renumbered.
2.4 Legal Rights. Except as otherwise expressly set forth in this Plan, no provision of this Plan or the related Trust is intended to nor shall grant any rights or interests to any Participants or any Beneficiary under this Plan or the Trust Fund in addition to those minimum rights or interests required to be provided under ERISA and the Code.
2.5 No Employment Rights. This Plan is not a contract of employment and participation in this Plan shall not give any person the right to be retained in the employ of any Participating Employer or other Affiliate as an Employee or, upon .the termination of such employment, to have any interest or right in the Trust Fund other than as expressly set forth in this Plan.
2.6 Definitions. The terms defined in § 3 shall have the meanings set forth in § 3 for purposes of this Plan. All other terms shall have their common meanings.
§ 3. DEFINITIONS
3.1 Account. means the bookkeeping account maintained under this Plan to show as of any Valuation Date a Participant’s interest in the Trust Fund attributable to the contributions made on his or her behalf and the investment gains and losses on such contributions, which account shall consist of an AMVESCAP Stock Account, a Cash Account and a Directed Account and which account shall cease to exist when exhausted through distributions or forfeitures made in accordance with this Plan.

3.2	Acquisition Loan. means a loan (or other extension of credit) used by the Trustee to finance the acquisition of AMVESCAP Stock.

3.3	Affiliate. means as of any date the Company and
     (a) any parent, subsidiary or brother-sister corporation which (as of such date) is a member of a controlled group of corporations (as defined in Code § 414(b)) with the Company,
     (b) any trade or business, whether or not incorporated, which (as of such date) is considered to be under common control (under § 414(c)) with the Company,
     (c) any person or organization which (as of such date) is a member of an affiliated service group (as defined in Code § 414(m)) with the Company, and
     (d) any other entity which (as of such date) is required to be aggregated with the Company under Code § 414(o).
     Solely for the purposes of § 8, the term “Affiliate” means each entity that would be an Affiliate if the phrase “more than 50%” is substituted for the phrase “at least 80%” each place it appears in Code § 1563(a)(1).
3.4 AMVESCAP Benefit Plans Committee (or Committee). means the Committee established pursuant to § 12.1 which shall have the duties and responsibilities set forth therein.
3.5 AMVESCAP Stock. means the Ordinary Shares of AMVESCAP PLC or American Depository Shares, each representing 2 Ordinary Shares, or any securities into which such shares are converted.

3.6 AMVESCAP Stock Account. means the subaccount maintained for each Participant as part of his or her Account to reflect his or her undivided interest in the AMVESCAP Stock held in the Trust Fund.
3.7 AMVESCAP Stock Fund. Fund means the fund investing in AMVESCAP Stock established pursuant to § 14 of the Plan.
3.8 Beneficiary. means (subject to § 3.8(e))
     (a) the person or persons so designated in writing by a Participant on a properly completed Election Form or, if no such designation is made, or if no person so designated survives the Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated is unknown,
     (b) the Participant’s surviving spouse or, if there is no surviving spouse,
     (c) the Participant’s estate, if a personal representative of the Participant has qualified within 12 months from the date of the Participant’s death or, if no personal representative has so qualified,
     (d) any heirs-at-law of the Participant as determined by the Committee (using whatever state laws the Committee deems most appropriate under the circumstances) whose whereabouts are known to the Company; provided, however
     (e) if a Participant has a spouse on his or her date of death and such spouse survives the Participant, such spouse automatically shall be his or her Beneficiary under this Plan unless (1) such spouse consents (or has consented) on an Election Form before a notary public to the specific Beneficiary designation made by the Participant, (2) such spouse had expressly consented on an Election Form before a notary public to any Beneficiary designations made by the Participant without any requirement of further spousal consent, (3) such spouse’s consent is not required under the Code or ERISA, or (4) the Participant is treated as such under this Plan exclusively as a result of his or her status as a Beneficiary.
3.9 Board. means the Board of Directors of the Company.
3.10 Cash Account. means the subaccount maintained for each Participant as part of his or her Account to reflect his or her undivided interest in the assets of the Trust Fund other than AMVESCAP Stock and amounts allocated to the Participant’s Directed Account.
3.11 Code. means the Internal Revenue Code of 1986, as amended, or any successor to such statute.
3.12 Company. means INVESCO Institutional (N.A.), Inc. (successor to INVESCO Capital Management, Inc.) and any successor to such corporation.
3.13 Compensation. means for each Plan Year for each Participant the lesser of

     (a) $210,000 (as adjusted for cost of living increases in accordance with Code § 401(a)(17)), or
     (b) the total taxable compensation paid to the Participant by a Participating Employer for such Plan Year which is reportable on Internal Revenue Service Form W-2 as “wages, tips, and other compensation”, plus any contributions made on his or her behalf by a Participating Employer to a plan pursuant to a salary reduction agreement and which are not currently includible in his or her gross income for such Plan Year under Code § 125, Code § 402(e)(3), Code § 402(h), Code § 408(p) or, for Plan Years beginning on and after January 1, 2001, Code § 132(f), or
     (c) if an Eligible Employee first becomes a Participant during such Plan Year, his or her Compensation shall be the excess of his or her Compensation for the entire Plan Year (as determined in § 3.13(b)) over his Compensation which is paid to him or her before the Entry Date as of which he or she became a Participant.
     (d) Notwithstanding anything in this definition to the contrary, there shall be excluded (within the meaning of § 1.414(s)-1(c)(3) of the regulations under Code § 414(s)) from a Participant’s Compensation all reimbursements and other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits, even if such items are includible in his or her gross income.
3.14 Directed Account. means the sub-account maintained for each Participant as part of his or her Account to reflect the Participant’s election to direct the investment of his or her Account pursuant to § 14.3.
3.15 Disability. means a Participant’s incapacity to perform the essential functions of his or her customary job with an Affiliate because of a medically determinable physical or mental impairment that can be expected to result in death or to be of a long, continued and indefinite duration as determined by the Committee in its sole discretion on the basis of uniform standards consistently applied, which may include analysis of the results of a medical or psychiatric examination, or other examinations conducted at the insistence of the Committee with respect to such Participant, or any other available evidence of medical or psychiatric findings reasonably sufficient to serve as a basis for such a determination.
3.16 Disqualified Person. a person described in Code § 4975(e)(2).
3.17 Election Form. means the form or forms provided by or acceptable to the Committee for making the elections and designations called for under this Plan, and no such form shall be effective unless properly completed and timely delivered in accordance with the terms of this Plan and such rules as the Committee shall adopt from time to time.
3.18 Eligible Employee. means each person who is classified by a Participating Employer on the Participating Employer’s payroll and personnel records as an Employee of such Participating Employer (without regard to whether he or she is classified by any other person as a common law employee of such Participating Employer) other than an Employee
     (a) who is a nonresident alien described in Code § 410(b)(3)(C),

     (b) who is included in a unit of employees covered by a collective bargaining agreement between the employee representatives and a Participating Employer which does not provide for participation in this Plan, or
     (c) who is a resident alien assigned by an Affiliate to work in the United States and who shall accrue deferred compensation benefits with such Affiliate for the period he or she works in the United States.
3.19 Employee. means a person (a) who is an employee of an Affiliates or (b) who is a “Leased Employee”of an Affiliate. For this purpose, the words “Leased Employee” mean any person (other than a common-law employee of an Affiliate) who pursuant to an agreement between an Affiliate and any other person has performed services for an Affiliate (or for an Affiliate and related persons determined within the meaning of Code § 414(n)(6)) on a substantially full-time basis for a period of at least one year and who has performed such services under primary direction or control of the Affiliate.
3.20 Employment Date. means the date on which the Employee first performs an Hour of Service for an Affiliate.
3.21 Entry Date . means the first day of each calendar month.
3.22 ERISA. the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
3.23 ESOP Portion of the Plan. means all components of the Plan other than the Directed Accounts.
3.24 Financed Shares. means the AMVESCAP Stock acquired by this Plan with the proceeds of an Acquisition Loan and which are “qualifying employer securities” under Code § 4975(e)(8).
3.25 Highly Compensated Employee. means for each Plan Year each Participant who performs services for an Affiliate during the Plan Year and:
     (a) who is an Employee who is a 5% owner, as defined in Code § 416(1)(1), at any time during the Plan Year or the preceding year, or
     (b) who receives compensation in excess of $95,000 (adjusted for cost-of-living increases in accordance with Code § 414(q)) for the preceding Plan Year.
     For purposes of this § 3.25, compensation means compensation as defined in § 3.13(b) without regard to the special rule in § 3.13(d).
The determination of which Employees are Highly Compensated Employees shall at all times be made subject to Code § 414(q) and any related regulations, rulings, notices or revenue procedures. In determining whether an Employee is a Highly Compensated Employee for any Plan Year, the Company may use any alternatives and elections authorized under the applicable Internal Revenue Service regulations, rulings, notices or revenue procedures.

3.26 Hour of Service. means
     (a) each hour for which an Employee is paid, or entitled to payment, by an Affiliate for the performance of duties as an Employee;
     (b) each hour for which an Employee is paid, or entitled to payment, by an Affiliate on account of a period of time during which no duties are performed (regardless of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided,
     (1) such hours shall be calculated and credited in accordance with § 2530.200b-2 of the Department of Labor regulations (which regulations are incorporated as part of this Plan by this reference) and
     (2) no more than 501 hours shall be credited for any continuous period during which no duties are performed (whether or not such period covers more than one applicable 12 consecutive month period described in § 3.39); and
     (c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Affiliate; provided,
     (1) such hours shall be credited for the applicable 12 consecutive month period described in § 3.39 to which the award or agreement pertains rather than the period in which the award, agreement or payment is made, and
     (2) no credit shall be given for any such hour if credit is also given for such hour under § 3.26(a) or § 3.26(b).
In lieu of actually recording each Hour of Service which is completed by an Employee, such Employee shall be credited with 95 Hours of Service for each semi-monthly payroll period in which he or she completes at least one Hour of Service.
3.27 Investment Fund. means each separate mutual fund, separate account, or other investment vehicle, which may include a fund, account or investment vehicle sponsored, managed or advised by the Company or an Affiliate of the Company, that is made available through the Trust Fund in accordance with § 14.3 for the investment of Directed Accounts.
3.28 Investment Manager. means a person (other than the Trustee or a named fiduciary) who satisfies the requirements set forth in ERISA § 3(38).
3.29 Loan Suspense Account. means the account maintained under this Plan for the purpose of crediting and holding Financed Shares acquired by this Plan pending the repayment of the related Acquisition Loan.
3.30 Normal Retirement Age. means age 59-1/2.
3.31 Participant. means for any Plan Year

     (a) each Eligible Employee who has satisfied the service requirement of § 4.1, and
     (b) each former Eligible Employee for whom an Account continues to be maintained under this Plan.
3.32 Participating Employer. means the Company and each other Affiliate (or specific office location of such Affiliate) designated as a Participating Employer by the Board from time to time, which designation shall terminate in accordance with the rules set forth in § 15.2.
3.33 Plan. means this INVESCO ESOP as set forth in this document and the related Trust, and all amendments to this document.
3.34 Plan Year. means the calendar year.
3.35 Trust. means the trust established as part of this Plan.
3.36 Trust Fund. means the assets of the Trust.
3.37 Trustee. means AMVESCAP National Trust Company or any additional or successor Trustee who accepts an appointment as Trustee.
3.38 Valuation Date. means December 31 of each Plan Year and each other date designated by the Committee as a Valuation Date.
3.39 Year of Service. means for each Employee a 12 consecutive month period during which an Employee completes not less than 1,000 Hours of Service where
     (a) the initial 12 month period shall begin on his or her Employment Date and, if he or she fails to complete at least 1,000 Hours of Service in such initial 12 consecutive month period,
     (b) each subsequent 12 consecutive month period shall be the Plan Year, beginning with the Plan Year which includes the first anniversary of his or her Employment Date.
§ 4. PARTICIPATION REQUIREMENTS
4.1 Eligibility to Participate.
     (a) General Rule. Each Eligible Employee shall become a Participant in this Plan as of the later of:
     (1) the first Entry Date coincident with or next following his or her completion of one Year of Service, or
     (2) the first Entry Date thereafter on which he or she is an Eligible Employee.
     (b) Grandfather Rule. Each Eligible Employee who was a Participant in this Plan on January 31, 2005 shall continue to be a Participant in this Plan on February 1, 2005 if he or she continues to be an Eligible Employee on such date.

4.2 Reemployment. A former Participant whose employment terminates shall become a Participant in this Plan immediately upon his or her reemployment as an Eligible Employee. An Eligible Employee who completes a Year of Service but who terminates employment with a Participating Employer before the date he or she would have begun to participate in this Plan shall participate in this Plan immediately upon his or her reemployment as an Eligible Employee. Any other Eligible Employee whose employment terminates and who is subsequently reemployed shall become a Participant in accordance with § 4.1.
§ 5. CONTRIBUTIONS
5.1 Money Purchase Pension Contribution and Allocation. INVESCO Funds Group, Inc. as a Participating Employer, shall (subject to all the terms and conditions of this Plan) contribute to this Plan for each Plan Year an amount equal to 8.5% of the Compensation from INVESCO Funds Group, Inc. of each Participant (a) who is employed as an Eligible Employee by INVESCO Funds Group, Inc. on the last day of such Plan Year or (b) who is not so employed exclusively because (1) he or she was transferred by INVESCO Funds Group, Inc. from: an Eligible Employee status to a status as an Employee of another Affiliate (and he or she remains an Employee of such Affiliate on the last day of such Plan Year) or (2) his or her employment as an Eligible Employee by INVESCO Funds Group, Inc. terminated during such Plan Year as a result of his or her death or Disability or terminated during such Plan Year on or after he or she reached his or her Normal Retirement Age. The contribution made under this § 5.1 for each Plan Year shall be allocated as of the last day of such Plan Year to the Cash Account maintained for each Participant for whom the contribution is made to the extent that such contribution is made in cash and to his or her AMVESCAP Stock Account to the extent made in AMVESCAP Stock.
5.2 Stock Bonus Contributions and Allocation. Each Participating Employer (other than INVESCO Funds Group, Inc.) shall (subject to all of the terms and conditions of this Plan) contribute to this Plan for each Plan Year for the benefit of each Participant (a) who is employed as an Eligible Employee by such Participating Employer on the last of such Plan Year or (b) who is not so employed exclusively because (1) he or she was transferred by his or her Participating Employer from Eligible Employee status to a status as an Employee of another Affiliate (and he or she remains an Employee of such Affiliate on the last day of such Plan Year) or (2) his or her employment as an Eligible Employee by such Participating Employer terminated during such Plan Year as a result of his or her death or Disability or terminated during such Plan Year on or after he or she reached his or her Normal Retirement Age. Each Participating Employer shall have the discretion to determine the contribution to be made for each Plan Year by such Participating Employer. The contribution made under this § 5.2 by each Participating Employer for each Plan Year shall be allocated as of the last day of such Plan Year to the Cash Account maintained for each Participant for whom the contribution is made to the extent that such contribution is made in cash and to his or her AMVESCAP Stock Account to the extent made in AMVESCAP Stock, and such allocation shall be made in the same proportion that the Compensation of each such Participant for such Plan Year who is employed by such Participating Employer bears to the total of all such Compensation of all such Participants for such Plan Year.

5.3 USERRA. Notwithstanding anything in this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with Code § 414(u).
5.4 Form and Time of Contribution. This Plan is designed and intended to invest primarily in AMVESCAP Stock. Accordingly, contributions under this § 5 may, be made in cash or AMVESCAP Stock or in any combination of cash and AMVESCAP Stock, as determined by each Participating Employer. A Participating Employer may make contributions for any Plan Year (to the Trustee) in a lump sum or in installments at any time during such Plan Year or at any time in the following year before the due date (after taking any extensions into account) for filing the Participating Employer’s federal income tax return for such Plan Year.
5.5 Freezing of Plan. Effective for Plan Years beginning after December 31, 1999, all contributions to this Plan shall be discontinued and no further contributions shall be made to this Plan with respect to Plan Years beginning after December 31, 1999.
§ 6. VALUATIONS, ACCOUNT DEBITS AND CREDITS, REPAYMENT OF
ACQUISITION LOAN AND RELEASE OF FINANCED SHARES
6.1 Fair Market Value. The Trustee as of each Valuation Date shall determine the fair market value of all of the assets of the Trust Fund as of such date. To the extent that AMVESCAP Stock are not readily tradable on an established securities market within the meaning of Code § 401(a)(28)(C), the value of such AMVESCAP Stock shall be their fair market value on such Valuation Date as determined by an independent appraisal by a person selected by the Committee and acceptable to the Trustee who customarily makes such appraisals and meets the requirements of the regulations under Code § 170(a)(1).
6.2 Valuation Date Allocation Procedure.
     (a) Committee Action. As of each Valuation Date, the Committee or the Committee’s agent shall make the allocations and other debits and credits to each Participant’s Account which are called for under this § 6.2.
     (b) Distribution Debits. The Committee or the Committee’s agent as of each Valuation Date shall debit each Participant’s Cash Account for any distributions made to or on behalf of such Participant from his or her Cash Account since the immediately preceding Valuation Date, shall debit each Participant’s Directed Account for any distributions made to or on behalf of such Participant from his or her Directed Account since the immediately preceding Valuation Date, and shall debit each Participant’s AMVESCAP Stock Account for any distributions made to or on behalf of such Participant from his or her AMVESCAP Stock Account since the immediately preceding Valuation Date.
     (c) Other Debits and Credits. After the completion of the debits to each Participant’s Cash Account, Directed Account and AMVESCAP Stock Account called for as of each Valuation Date under § 6.2(b), the Committee or the Committee’s agent as of each Valuation Date shall

     (1) Credit to each Participant’s Cash Account all cash dividends paid since the immediately preceding Valuation Date on all AMVESCAP Stock credited to such Participant’s AMVESCAP Stock Account.
     (2) Credit to each Participant’s Cash Account all cash dividends paid since the immediately preceding Valuation Date on all other AMVESCAP Stock in the same proportion that each Participant’s Cash Account bears to all Cash Accounts,
     (3) Credit to each Participant’s AMVESCAP Stock Account all stock dividends paid since the immediately preceding Valuation Date on AMVESCAP Stock credited to each Participant’s AMVESCAP Stock Account and credit all stock dividends paid on any other AMVESCAP Stock (other than on Financed Shares) to each Participant’s AMVESCAP Stock Account in the same proportion that each Participant’s AMVESCAP Stock Account bears to all AMVESCAP Stock Accounts;
     (4) Credit all stock dividends paid since the immediately preceding Valuation Date on all Financed Shares directly to the Loan Suspense Account,
     (5) Credit to each Participant’s Cash Account the proceeds from any sale made since the immediately preceding Valuation Date of any AMVESCAP Stock which had been credited to such Participant’s AMVESCAP Stock Account,
     (6) Credit or debit each Participant’s Directed Account to reflect any investment gains or losses (whether realized or unrealized) on the amounts allocated to such Directed Account;
     (7) Make such credits or debits to each Participant’s Cash Account to reflect any investment gains or losses (whether realized or unrealized) for which no credit or debit is expressly called for under § 6.2(c)(1) through § 6.2(c)(6) in the same proportion that each Participant’s Cash Account bears to all Cash Accounts,
     (8) Debit each Participant’s Cash Account for the interest payments, if any, and the principal payments, if any, made from such Cash Account since the immediately preceding Valuation Date in accordance with § 6.3, and
     (9) Credit to each Participant’s AMVESCAP Stock Account any Financed Shares released for credit to such Participant’s Account since the immediately preceding Valuation Date in accordance with § 6.4.
The Committee or the Committee’s agent shall have the discretion to make the debits and credits called for in this § 6.2(c) in whatever sequence the Committee deems appropriate under the circumstances.
     (d) Contribution Credits. The Committee or the Committee’s agent as of each Valuation Date which coincides with the last day of a Plan Year shall credit each Participant’s Account with the contribution, if any, made on his or her behalf for such Plan Year in accordance with the rules set forth in § 5.

     (e) Other. The Committee or the Committee’s agent shall make such credits or debits (in addition to those expressly called for in this § 6.2) to any Participant’s Account, or to each Participant’s Account, as the Committee deems necessary or appropriate under the circumstances.
6.3 Repayment of Acquisition Loan.
     (a) General Rule. The Committee or the Committee’s agent as of each Valuation Date shall debit each Participant’s Cash Account for the interest and principal payments, if any, made from the Trust Fund with respect to any Acquisition Loan since the immediately preceding Valuation Date in accordance with this § 6.3. Any debits for interest payments or principal payment shall be made separately, and the debits for each such payment shall (subject to § 6.3(b)) be made to each Participant’s Cash Account in the same proportion that the balance credited to each such Cash Account (upon the completion of the debits called for under§ 6.2(b)) bears to the total balance credited to all such Cash Accounts.
     (b) Negative Cash Account Balance
     (1) Interest or Principal Payments. If § 6.3(a) calls for a debit to any Participant’s Cash Account either for an interest payment or for a principal payment as of any Valuation Date which would result in a negative Cash Account balance for such Participant at the completion of all the debits and credits called for under § 6.2 as of such Valuation Date, such debit shall be made only to the extent that the debit results in a zero Cash Account balance for such Participant, and the remainder of any such debit shall be reallocated by the Committee or the Committee’s agent in one, or more than one step, among the remaining Cash Accounts in the same proportion that each Cash Account balance (as determined upon the completion of the debits called for under § 6.2(b)) bears to all such Cash Account balances until no Participant has a. negative Cash Account balance.
     (2) Interest and Principal Payments. If § 6.3(a) calls for debits to any Participant’s Cash Account for both an interest payment and a principal payment (or more than one such payment) as of any Valuation Date which would result in a negative Cash Account balance for such Participant at the completion of all the debits and credits called for under § 6.2 as of such Valuation Date, such debits shall be made only to the extent that the debits result in a zero Cash Account balance for such Participant, and the remainder of such debits shall be reallocated in accordance with the procedure described in § 6.3(b)(1). However, the Committee or the Committee’s agent as part of such reallocation process shall pro rate each reallocation of a debit between interest payments and principal payments in the same ratio that all such interest payments or all such principal payments bear to the total of all such payments.
     (3) Sufficient Cash Accounts. This § 6.3(b) shall apply only if the total Cash Account balances for all Participants is sufficient to eliminate every negative Cash Account balance for every Participant after the reallocation of the debit or debits called for under this § 6.3(b).

     (c) Repayment Cap. The interest and principal payments made with respect to an Acquisition Loan in any Plan Year shall not exceed the excess of (1) the sum of the contributions made for such Plan Year and all prior Plan Years (together with any earnings on such contributions) over (2) the interest and principal payments previously made with respect to all Acquisition Loans in all prior Plan Years.
     (d) Cash Dividends. Any cash dividends paid with respect to AMVESCAP Stock credited to a Participant’s AMVESCAP Stock Account may, at the Committee’s discretion, be applied under this § 6.3 to make interest payments or principal payments, or interest and principal payments. However, if the Company proposes to claim an income tax deduction for any such dividends, the Committee or the Committee’s agent shall apply such dividends to the payment of principal.
6.4 Release of Financed Shares.
     (a) Loan Principal Payments.
     (1) General Rule. Subject to § 6.4(a)(2), Financed Shares shall be released from the Loan Suspense Account only with reference to principal payments in accordance with the principal only release rules set forth in the regulations under Code § 4975 and shall be allocated to each Participant’s AMVESCAP Stock Account in the same proportion that the debits made to each Participant’s Cash Account for the principal payment made under § 6.3 which resulted in the release of such Financed Shares bears to all such debits to all Cash Accounts.
     (2) Special Rule. If the Company proposes to claim an income tax deduction for the dividends described in § 6.3(d), Financed Shares released from the Loan Suspense Account shall first be allocated to the AMVESCAP Stock Accounts of Participants in accordance with the requirements for such a deduction under Code § 404(k)(2)(B) and the remainder of such shares thereafter shall be allocated in accordance with § 6.4(a)(1).
     (b) First In-First Out. If the Financed Shares held in the Loan Suspense Account were purchased on different dates, the Committee or the Committee’s agent shall treat the Financed Shares released upon each principal payment as released and allocated in the same order as the date, or dates, as of which such shares were first credited to such Loan Suspense Account.
6.5 Allocation Corrections. If an error or omission is discovered in any Account, the Committee or the Committee’s agent shall as soon as practicable make an adjustment to correct the error or omission to the extent the Committee deems fair and equitable under the circumstances.
§ 7. VOTING RIGHTS AND TENDER RIGHTS
7.1 Voting Rights.
     (a) Voting of Allocated Shares. If the Employer does not have a registration-type class of securities within the meaning of Code § 409(e), each Participant shall be entitled to direct the Trustee how to vote whole shares of AMVESCAP Stock credited to the Participant’s Account with respect to any corporate matter which, under applicable law, requires the voting of such AMVESCAP Stock with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as the Secretary of the Treasury may prescribe in regulations. If the Employer has a registration-type class of securities within the meaning of Code § 409(e), whole shares of AMVESCAP Stock credited to a Participant’s Account shall be voted by the Trustee as such Participant directs in writing from time to time. Any such shares with respect to which the Participant does not give directions for voting in a timely manner shall be voted by the Trustee in accordance with § 7.1(b) to the extent permitted by law. Fractional shares of AMVESCAP Stock credited to Participants’ Accounts shall be aggregated into whole shares of AMVESCAP Stock and voted by the Trustee to reflect to the extent possible the voting directions of the Participants with respect to whole shares of AMVESCAP Stock.
     (b) Voting of Unallocated Shares or Allocated Shares With No Voting Instructions. Shares of AMVESCAP Stock held by the Trustee and not yet allocated to Participant Accounts shall, solely for voting purposes, be treated as allocated to Participant Accounts, and such allocation shall be made (solely for voting purposes) in the same proportion that each Participant’s AMVESCAP Stock Account bears to all AMVESCAP Stock Accounts. All allocated shares (including unallocated shares treated as allocated under this § 7.1(b)) with respect to which no voting instructions are received from Participants prior to the close of business on the fifth business day immediately preceding the date that shares are to be voted shall be voted by the Trustee in the same proportion as the allocated shares are voted by Participants.
     (c) Obligations of the Company. The Company shall (in an appropriate time and manner) furnish the Trustee and Participants with proxy materials, notices and information statements on which a Participant may give his or her voting instructions, and such instructions shall be treated as confidential.
7.2 Tender Offer for AMVESCAP Stock.
     (a) Tender of Allocated Shares. In the event of a tender offer for Employer. Securities at a time when AMVESCAP Stock are readily tradeable on an established market, each Participant who has whole shares of AMVESCAP Stock allocated to his or her Account shall be given the opportunity to direct the Trustee regarding whether to tender or not to tender the whole shares of AMVESCAP Stock allocated to his or her Account. The Trustee, as promptly as practicable after a tender offer for AMVESCAP Stock is made, shall send to each such Participant such materials and forms for responding as the Trustee deems appropriate. Any form for responding shall prominently note that a failure by a Participant to return such form within a specified reasonable period of time shall be deemed a direction to the Trustee not to tender the whole shares of AMVESCAP Stock allocated to the Account of such Participant. As promptly as practicable after receiving a Participant’s response form which directs the Trustee to tender his or her whole shares of AMVESCAP Stock, the Trustee shall tender such shares; provided, however, that the Trustee shall have the right to take such other action as required to comply with the terms of any valid order of a court of competent jurisdiction. After the expiration of the period during which Participants may direct the Trustee to tender shares under this § 7.2, the Trustee shall determine the total number of whole shares it was directed to tender, and the total number of whole shares it was directed not to tender (either expressly or by failure to timely respond). If the majority of the allocated whole shares of AMVESCAP Stock were directed to be tendered, then the Trustee shall also tender, as promptly as practicable, any allocated fractional shares which are held in the Trust Fund. However, if the majority of the allocated whole shares of AMVESCAP Stock were not directed to be tendered, the Trustee shall not tender any such allocated fractional shares. The Trustee shall take such steps as the Trustee deems reasonable and appropriate to effect directions from Participants in a confidential manner.
     (b) Tender of Unallocated Shares. In the event of a tender offer for AMVESCAP Stock, shares of AMVESCAP Stock not allocated to a Participant’s Account shall, solely for purposes of responding to a tender offer, be treated by the Trustee as allocated to Participants’ Accounts in accordance with the procedures described in § 7.1(b) and shall be tendered or not tendered accordingly.
§ 8. LIMITATION ON ALLOCATION TO
PARTICIPANTS’ ACCOUNTS
8.1 General Rule. For purposes of Code § 415, the Plan Year shall be the “limitation year”, and effective for Plan Years beginning on or after January 1, 2005, the Participating Employer contributions allocated to a Participant’s Account for any Plan Year shall not exceed the lesser of:
     (a) 100% of the Participant’s “compensation” for such Plan Year, or
     (b) $42,000.
A Participant’s “compensation” for purposes of this § 8 means for any Plan Year the total taxable compensation paid to him or her by the Affiliates for such Plan Year and which is reportable on Internal Revenue Service Form W-2 as wages, tips and other compensation and effective as of January 1, 1998, plus all contributions made on his or her behalf by an Affiliate to a plan pursuant to a salary reduction agreement that are not currently included in his or her income for such Plan Year under Code § 125, Code § 402(e)(3) or Code § 402(h). Finally, contributions made by a Participating Employer to pay interest on an Acquisition Loan shall not be taken into account as Participating Employer contributions under this § 8 to the extent such payments are not required to be treated as annual additions under Code § 415.
For limitation years beginning on and after January 1, 2001, for purposes of applying the limitations described in this § 8, “compensation” paid or made available during such limitation years shall include elective amounts that are not includible in the gross income of the employee by reason of Code § 132(f).
8.2 Corrections. If the contributions that would otherwise be credited to a Participant’s Account would exceed the limitations set forth in § 8.1 for any Plan Year, such excess amount shall be transferred to a suspense account (which shall not be subject to adjustment for any investment gains or losses under § 6.2), and amounts credited to such suspense account thereafter shall be applied as follows:

     (a) for any Participant who is an Eligible Employee at the end of the Plan Year, such suspense account shall be applied to offset the Participating Employer contribution under § 5 for such Participant in the following Plan Year (and succeeding Plan Years if necessary), and
     (b) for any Participant who is not an Eligible Employee at the end of the Plan Year, such suspense account shall be applied to offset the Participating Employer contributions under § 5 for all remaining Participants in the following Plan Year (and succeeding Plan Years if necessary).
No additional Participating Employer contributions shall be made under § 5 while there is a balance credited to such suspense account if the allocation of the amount in such suspense account would be precluded under Code § 415.
8.3 Coordination Rules.
     (a) Other Defined Contribution Plan. If a contribution is made for a Plan Year by or for a Participant under this Plan and any other defined contribution plan (as defined in Code § 414(1)) maintained by any Affiliate, any adjustment required to satisfy the requirements of Code § 415 for such Plan Year shall be made in such other plan to the extent of the contributions made under such other plan and thereafter shall be made (to the extent, if any, then required to satisfy such requirements) under this Plan.
     (b) Defined Benefit Plan. Effective for Plan Years beginning prior to January 1, 2000, if a defined benefit plan (as defined in Code § 414(j)) is adopted or maintained by any Affiliate under which a benefit is accrued on behalf of a Participant, any adjustment required to satisfy the requirements of Code § 415 as a result of his or her participation in such plan and in this Plan shall be made exclusively in such other plan.
     (c) Welfare Plans. Contributions allocated to an “individual medical benefit account” described in Code § 415(1) and contributions credited under a welfare benefit fund maintained by any Affiliate for any year to a reserve for post-retirement medical benefits for a Participant who is a “key employee” within the meaning of Code § 416(i) shall be treated as a contribution made on his or her behalf under this Plan when, and to the extent, required under Code § 415 or Code § 419A(d).
§ 9. BENEFITS UPON TERMINATION OF EMPLOYMENT
     A Participant’s Account shall be completely nonforfeitable at all times, and the Company upon a Participant’s termination of employment as an Employee shall direct the Trustee to pay such Participant’s Account balance at the time and in the form provided under § 10.
§ 10. TIME AND FORM OF PAYMENT OF BENEFITS
10.1 Time of Payment of Account.
     (a) General. Subject to the consent requirement described in this § 10.1, the Committee shall direct the Trustee to distribute a Participant’s entire Account in one payment as soon as practicable after the Valuation Date next following the Participant’s termination of employment as an Employee. Such distribution in any event shall be made no later than the 60th day following the close of the Plan Year in which the latest of the following events occur: (1) the Participant reaches Normal Retirement Age or (2) the Participant terminates employment as an Employee. A Participant must consent in writing to any distribution required under this § 10.1 if the Participant has not reached his or her required distribution date as described in § 10.1(c). However, the Participant may defer payment until his or her death or until the “required beginning date” described in § 10.1(c), whichever comes first. A Participant shall be deemed to have deferred his or her distribution until the required beginning date unless he or she requests an earlier distribution.
     (b) Deceased Participant. A deceased Participant’s Account shall be distributed to his or her Beneficiary, and such distribution shall (regardless of any request to the contrary made by the Beneficiary) be made no later than December 31 of the calendar year which includes the fifth anniversary of the date of the Participant’s death.
     (c) Required Beginning Date. In accordance with the provisions of Code § 401(a)(9) and the regulations issued thereunder and notwithstanding any other provisions of the Plan, distributions of a Participant’s Account shall commence not later than April 1 of the calendar year that follows:
     (1) For a Participant who is a 5% owner (as defined in Code § 416(1)(1)), the calendar year in which the Participant reaches age 70-1/2, and
     (2) For each other Participant, the later of the calendar year in which the Participant (i) reaches age 70-1/2, or (ii) retires.
     (d) Withdrawals. A Participant who remains an Employee after reaching his or her Normal Requirement Age shall have the right (while he or she remains an Employee) to request in writing a withdrawal of all or any portion of his or her Account, but no more than once in any Plan Year. The Committee shall grant his or her request subject to the Participant satisfying the consent provisions under this § 10.1.
10.2 Distribution of AMVESCAP Stock or Cash. The distribution of a Participant’s Account pursuant to § 10.1 shall be made in the form of (a) whole shares of AMVESCAP Stock credited to the Participant’s AMVESCAP Stock Account and cash in lieu of any fractional share, and (b) cash with respect to the Participant’s Directed Account and Cash Account. Cash paid in lieu of a fractional share of an AMVESCAP Stock shall be based on the value of a whole share as of the date of the distribution.
10.3 Small Accounts. Notwithstanding § 10.1 and § 10.2, effective July 1, 2002, a Participant’s entire Account shall be distributed in a single sum to such Participant (or to the Participant’s Beneficiary in the event of the Participant’s death) as soon as administratively practicable following the Valuation Date coincident with or next following the Participant’s termination of employment as an Employee (or, if later, as soon as administratively practicable following the effective date of this § 10.3) if the value of his or her Account is $5,000 or less as of the date of the distribution. Such single sum shall be paid in cash with respect to the Participant’s Directed Account and Cash Account. Such single sum shall be paid in cash with respect to the Participant’s AMVESCAP Stock Account unless the Participant or Beneficiary requests distribution of the Participant’s AMVESCAP Stock Account in whole shares of AMVESCAP Stock (plus cash in lieu of any fractional share of AMVESCAP Stock) in accordance with the rules established by the Committee for this purpose.
10.4 Participant’s Right to Put AMVESCAP Stock to the Company and This Plan.
     (a) General. Any Participant (or his or her Beneficiary) who receives a distribution of AMVESCAP Stock from this Plan at a time when such AMVESCAP Stock are not readily tradeable on an established securities market shall have a put option on such AMVESCAP Stock in accordance with Code § 409(h), giving him or her the right to have the Company or this Plan purchase such AMVESCAP Stock. The put option. shall be exercisable by the Participant (or his or her Beneficiary) during the following two election periods by giving notice in writing to the Company:
     (1) the first option period shall be the 60-day period commencing on the date of distribution of the shares of AMVESCAP Stock; and
     (2) the second option period shall be the 60-day period commencing on the date the fair market value of the AMVESCAP Stock is determined (and the Participant or Beneficiary is notified of such determination) for the valuation next following the date on which such shares of AMVESCAP Stock are distributed, provided that such second option period shall begin in the Plan Year next following the Plan Year in which such AMVESCAP Stock are distributed.
This Plan may be given the opportunity to purchase shares of AMVESCAP Stock tendered to the Company under the put option as described in § 10.4(c). Except to the extent otherwise required by law, this § 10.4 shall not apply at any time that AMVESCAP Stock are readily tradeable on an established market.
     (b) Price and Payment. The price at which the put option is exercisable is the fair market value of the AMVESCAP Stock as of the date of the transaction. Payment for the AMVESCAP Stock put to the Company or the Plan shall be made in one cash payment.
     (c) Right of Plan. The Trustee for this Plan has the option to assume the rights and obligations of the Company under the put option in this § 10.4 at the time the put option is exercised.
     (d) Continuation of Rights. The provisions of this § 10.4 with respect to any AMVESCAP Stock acquired by this Plan in a leveraged transaction, are not terminable and shall continue if the loan is repaid or if this Plan ceases to be an ESOP, except to the extent such rights have terminated in accordance with other terms of this Plan. Except as otherwise provided in this Plan, any AMVESCAP Stock acquired in a leveraged transaction shall not be subject to any put, call, or other option or buy-sell or similar arrangement while held by and when distributed from this Plan, regardless of whether this Plan is then an ESOP. The protections set forth in the preceding sentence shall be non-terminable.

     (e) Securities Laws Restrictions on Resales. If any shares of AMVESCAP Stock acquired by this Plan have not been registered under either applicable state or federal securities laws but have been issued and acquired pursuant to applicable exemptions under such laws, then any such AMVESCAP Stock distributed to Participants may only be sold by the Participant upon registration under such securities laws or pursuant to an available exemption thereunder. The shares of AMVESCAP Stock held and distributed by this Plan may be appropriately legended to reflect the restrictions on sale in the securities laws.
10.5 Eligible Rollover Distribution.
     (a) General. Notwithstanding any provision of this Plan to the contrary that would otherwise limit a Distributee’s election under this § 10.5, a Distributee (as defined in § 10.5(b)(3)) may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution (as defined in § 10.5(b)(1)) paid directly to an Eligible Retirement Plan (as defined in § 10.5(b)(2)) specified by the Distributee in a Direct Rollover (as defined in § 10.5(b)(4)).
     (b) Definitions.
     (1) Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Code § 401(a)(9); and any hardship distribution described in Code § 401(k)(2)(B)(i)(IV), or any amount distributed on account of hardship. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to AMVESCAP Stock). However, such portion may be transferred only to an individual retirement account or annuity described in Code § 408(a) of (b) or to a qualified defined contribution plan described in Code § 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.
     (2) Eligible Retirement Plan. An Eligible Retirement Plan is an individual retirement account described in Code § 408(a); an individual retirement annuity described in Code § 408(b); an annuity plan described in Code § 403(a); an annuity contract described in Code § 403(b); a qualified trust described in Code § 401(a); or an eligible plan under Code § 457 which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such a plan from this Plan.

     (3) Distributee. A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code § 414(p), are Distributees with regard to the interest of the spouse or former spouse.
     (4) Direct Rollover. A Direct Rollover is a payment by this Plan to the Eligible Retirement Plan specified by the Distributee.
10.6 30-Day Waiver. If a distribution is one to which Code § 401(a)(11) and § 417 do not apply, such distribution may commence less than 30 days after the notice required under § 1.411 (a)-(11)(c) of the Income Tax Regulations is given, provided that:
     (a) the Committee informs the Participant in such notice that the Participant has the right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and
     (b) the Participant, after receiving such notice, affirmatively elects a distribution.
10.7 Cash Dividends.
     (a) The Committee may offer Participants (or a class of Participants) the right to elect to (i) receive payment of cash dividends paid on AMVESCAP Stock allocated to the Participant’s Account, which payment shall be made either by the Plan no more than 90 days following the close of the Plan Year in which the dividends are paid or directly by the Company, or (ii) have cash dividends paid on AMVESCAP Stock allocated to the Participant’s Account paid to the Plan and reinvested in AMVESCAP Stock. To the extent a Participant elects (or is deemed to elect) reinvestment of such cash dividends in AMVESCAP Stock, the Trustee shall apply such cash dividends to purchase shares of AMVESCAP Stock and shall allocate the shares of AMVESCAP Stock so purchased to the Participant’s AMVESCAP Stock Account. The election shall be made on such forms and in such manner as may be determined by the Committee.
     (b) In addition to, or as an alternative to, the election in (a) above, the Committee, with respect to Participants (or a class of Participants):
     (1) may direct the Trustee to make cash payment to a Participant of cash dividends paid on AMVESCAP Stock allocated to the Participant’s Account not later than 90 days following the close of the Plan Year in which such cash dividends are paid;
     (2) may arrange for the Company to make payment directly to a Participant of cash dividends paid on AMVESCAP Stock allocated to the Participant’s Account; or
     (3) may direct the Trustee to apply cash dividends paid on AMVESCAP Stock allocated to a Participant’s Account to purchase shares of AMVESCAP Stock and to allocate the shares of AMVESCAP Stock so purchased to the Participant’s AMVESCAP Stock Account.

     (c) The Committee shall operate the Plan in accordance with the alternatives set out in subsections (a) and (b) above in accordance with procedures established by the Committee for this purpose and shall be entitled to change such procedures from time to time in its discretion. The Committee may provide one alternative for Participants who are active Employees and another alternative for Participants who are not active Employees.
     (d) Effective with respect to cash dividends paid prior to May 1, 2002 on AMVESCAP Stock held under the Plan, the Trustee at the direction of the Committee shall distribute in cash to each Participant all, or any part of, the cash dividends paid on AMVESCAP Stock which are allocated to a Participant’s Cash Account as of any Valuation Date in a Plan Year no later than 90 days after the end of such Plan Year in accordance with Code § 404(k)(2) if the Committee in its discretion decides to seek an income tax deduction for such dividends with respect to such Plan Year.
§ 11. BENEFIT PAYMENT RULES
11.1 Election Form. Subject to § 10.1, the Committee may require as a condition to the payment of any benefit under this Plan that a claim for such benefit be filed with the Committee on the related Election Form, and all such claims (and any other claims by a Participant, former Participant or Beneficiary) shall be processed in accordance with the claims procedure set forth in the summary plan description for this Plan. Any payment to a Participant or Beneficiary or to their legal representative, or heirs at law, made in accordance with the provisions of this Plan shall be in full satisfaction of all claims under this Plan against the Trustee and the Affiliates.
11.2 Missing Person. In the event that an Account becomes payable under this Plan to a Participant or to a Beneficiary and the Committee is unable to locate the Participant or Beneficiary after sending written notice to his or her last known mailing address and to the United States Social Security Administration, such Participant or Beneficiary shall be presumed dead and such Account shall become a forfeiture on the third anniversary of the date such Account first became payable under this Plan or on the date this Plan terminates, whichever comes first. However, the amount of such forfeiture shall be paid to such missing Participant or Beneficiary in the event that such person files a claim for such benefit-while this Plan remains in effect and demonstrates to the satisfaction of the Committee that such person in fact is such missing Participant or Beneficiary. Any amounts forfeited under this § 11.2 shall be applied to offset the Participating Employer contributions under § 5.
11.3 Spendthrift Clause. Except to the extent permitted by law and subject to the following paragraph and to §11.7, no Account, benefit, payment or distribution under this Plan or the Trust shall be subject to attachment, garnishment, levy (other than a federal tax levy), execution or any claim or legal process of any creditor of a Participant or Beneficiary, and no Participant or Beneficiary shall have any right to alienate, commute, anticipate or assign all or any part of his or her Account, benefit, payment or distribution under this Plan or the Trust.
The foregoing provision shall not apply in the case of (i) a qualified domestic relations order (as set forth in §11.7) which is determined by the Plan to meet the requirements of Code § 414(p); or (ii) the Participant’s liability to the Plan due to: (A) the Participant’s conviction of a crime involving the Plan, (B) a judgment, consent order or decree in action for violation of fiduciary standards, or (C) a settlement involving the Department of Labor or Pension Benefit Guaranty Corporation.
11.4 Payment to be Made Upon Committee’s Direction. No disbursement from this Plan shall be made by the Trustee for purposes of the payment of any Plan benefit except on the written direction of the Committee, and the Trustee shall have no duty or obligation whatsoever to inquire as to the accuracy of such direction or its propriety in light of the provisions of this Plan, ERISA or the Code. Upon written direction (which may be a continuing direction) from the Company as to the name of any person to whom money is to be paid from this Plan, when such payment is to be made and the amount of such payment, and consistent with income tax withholding requirements, the Trustee shall draw checks in the name of the person designated by the Committee and deliver such checks in such manner and in such amounts and at such times as the Committee shall direct, or the Trustee shall make an electronic transfer to the checking account of such person designated by the Committee in such amounts and at such times as the Committee shall direct. If the Trustee deems it necessary to withhold any distribution pending compliance with legal requirements with respect to probate of wills, appointment of personal representatives, payment or provision for estate or inheritance taxes, or for death duties or otherwise, the Trustee shall notify the Committee and shall thereafter take no action pending receipt of the Committee’s instructions to distribute and an agreement from the Committee, in a form satisfactory to the Trustee, protecting it from any liability arising out of noncompliance with such requirements.
11.5 Payment to a Minor or Incompetent. The Committee may in its discretion direct, and the Trustee shall make payment on such direction, that Plan payments be made (a) directly to an incompetent or disabled person, whether because of minority or mental or physical disability, (b) to the guardian or to the person having custody of such person if a court of competent jurisdiction has appointed such guardian or custodian, or (c) to any person designated or authorized under any state statute to receive such payments on behalf of such incompetent or disabled person without further liability either on the part of the Committee, the Company, the Participating Employers or the Trustee for the amount of such payment to the person on whose account such payment was made.
11.6 Benefits Supported Only by Trust Fund. Any person having any claim for any benefit under this Plan shall look solely to the assets of the Trust Fund for the satisfaction of such claim. In no event shall the Committee, the Company, other Affiliates or the Trustee, or any of their employees, officers, members of their board of directors or agents, be liable in their individual capacities to any person whomsoever for the payment of benefits under this Plan.
11.7 Qualified Domestic Relations Order. In accordance with uniform and nondiscriminatory procedures established by the Committee from time to time, the Committee upon the receipt of a domestic relations order which seeks to require the distribution of a Participant’s Account in whole or in part to an “alternate payee” (as that term is defined in Code § 414(p)(8)) shall
     (a) promptly notify the Participant and such “alternate payee” of the receipt of such order and of the procedure which the Committee shall follow to determine whether such order constitutes a “qualified domestic relations order” within the meaning of Code § 414(p),

     (b) determine whether such order constitutes a “qualified domestic relations order”, notify the Participant and the “alternate payee” of the results of such determination and, if the Committee determines that such order does constitute a “qualified domestic relations order”,
     (c) transfer such amounts, if any, as the Committee determines necessary or appropriate from the Participant’s Account to a special Account for such “alternate payee”, and
     (d) distribute to such “alternate payee” such special Account when the Committee deems such distribution is called for under the terms of such order.
The determinations and the distribution made by, or at the direction of, the Committee under this § 11.7 shall be final and binding on the Participant and on all other persons interested in such order, and the Committee shall have the power to make such distributions at any time (without regard to whether the Participant is eligible for a distribution) and to establish such rules regarding the investment of a special Account pending such a distribution as the Committee deems administratively convenient.
An “alternate payee” shall have the right to designate a Beneficiary for the payment of his or her special Account in the event of his or her death before his or her special Account is paid to him or her under the same rules as a Participant who has no spouse and, if an “alternate payee” dies without designating a Beneficiary, such special Account shall be paid as if his or her designated Beneficiary had predeceased him or her.
11.8 Nonreversion and Exclusive Benefit. No part of the Trust Fund shall ever be used for or be diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries except that
     (a) any amounts remaining in a Code § 415 suspense account established under § 8 which cannot be allocated under Code § 415 upon the termination of this Plan shall be returned to the Participating Employers upon such termination;
     (b) a contribution which is made by a Participating Employer by a mistake of fact shall be refunded to such Participating Employer within one year after the payment of such contribution; and
     (c) a contribution to the extent disallowed (within the meaning of ERISA § 403(c)(2)(C)) as a federal income tax deduction shall be refunded to such Participating Employer within one year after the disallowance of such deduction, all such contributions being made expressly on the condition that such contributions are deductible in full for federal income tax purposes in the year for which the contribution is made.
11.9 No Estoppel of Plan. No person is entitled to any benefit under this Plan except and to the extent expressly provided under this Plan. The fact that payments have been made from this Plan in connection with any claim for benefits under this Plan does not (a) establish the validity of the claim, (b) provide any right to have such benefits continue for any period of time, or (c) prevent this Plan from recovering the benefits paid to the extent that the Committee determines that there was no right to payment of the benefits under this Plan. Thus, if a benefit is paid under this Plan and it is thereafter determined by the Committee that such benefit should not have been paid (whether or not attributable to an error by the Participant, a Participating Employer, or any other person), then the Committee may take such action as the Committee deems necessary or appropriate to remedy such situation, including without limitation by (1) deducting the amount of any overpayment theretofore made to or on behalf of such Participant from any succeeding payments to or on behalf of such Participant under this Plan or from any amounts due or owing to such Participant by the Company or any Affiliate or under any other plan, program or arrangement benefiting the Employees or former Employees of the Company or any Affiliate, or (2) otherwise recovering such overpayment from whoever has benefited from it.
     If the Committee determines that an underpayment of benefits has been made, the Committee shall take such action as it deems necessary or appropriate to remedy such situation. However, in no event shall interest be paid on the amount of any underpayment other than the investment gains (or losses) credited to the Participant’s Account pending payment.
11.10 Mistakes. If a mistake is made in favor of a Participant or a Beneficiary in crediting contributions or investment gains or losses to an Account or in the payment of an Account, the Committee or the Trustee (acting at the Company’s direction and on behalf of this Plan) shall take such action against the Participant or Beneficiary to remedy such mistake and to make this Plan whole as the Committee deems proper and appropriate under the circumstances, and any mistake made in favor of this Plan shall promptly be corrected by (or at the direction of) the Committee.
§ 12. ADMINISTRATION
12.1 Named Fiduciary. The Committee shall be the “named fiduciary” of the Plan and shall be responsible for the (i) control, management and administration of the Plan; (ii) establishing the Plan’s investment policy; (iii) selection and monitoring of the Investment Funds available to Participants in the Plan; (iv) monitoring to the extent provided in § 14.2 of the AMVESCAP Stock Fund; and (v) assuring compliance of the Plan with ERISA’s fiduciary rules, including ERISA § 404(c). The Committee shall have and perform the responsibilities of the Plan Administrator under the Plan (as defined in ERISA). The Committee shall consist of the following individuals:
•	Hubert Harris (CEO, INVESCO North America)

•	Bob McCullough (Former CFO and Senior Partner, AMVESCAP)

•	Don Hawk (Director of Corporate Resources, AIM)

•	Jon May (Director of Human Resources, INVESCO North America)

•	Brad Jones (Managing Director, Business Development, Atlantic Trust)
     The Committee may from time to time establish rules and procedures for its operation as the Committee may deem necessary or appropriate. The Committee as the “named fiduciary” may appoint or employ person to assist in performing its duties with respect to the Plan and may appoint or employ any other agents it deems advisable, including legal counsel, actuaries, consultants, investment managers, auditors, bookkeepers and recordkeepers to serve at the Committee’s direction.
12.2 Committee Administrative Powers and Duties.
     (a) General. The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out such responsibilities, including (but not limited to) the power to construe this Plan, to determine eligibility for benefits and to resolve all interpretative, equitable or other questions that arise under this Plan. All disbursements by the Trustee shall be made upon, and in accordance with, the written instructions of the Committee. The decisions of the Committee on all matters within the scope of its authority shall be final and binding upon each other Participating Employer and Participants and Beneficiaries.
     (b) Liquidity Requirements. The Committee shall determine anticipated liquidity requirements to meet projected benefit payments for each Plan Year and, if any adjustment from previous annual liquidity requirements is appropriate, notice of the adjusted requirement shall be communicated as soon as practicable to the Trustee in writing so that Trust Fund investment policies may be appropriately coordinated with Plan needs.
     (c) Records. All acts and determinations of the Committee shall be duly recorded by the person so designated by the Committee to maintain such records (or under his or her supervision) and all such records, together with such other documents as may be necessary for the administration of this Plan, shall be preserved in the custody of such person.
     (d) Appointment of Others. The Committee may appoint such additional persons as agents or advisors to perform such functions as it may deem necessary and helpful to the effective performance of its duties in the administration of this Plan. The compensation of such agents or advisors shall be fixed by the Committee within limits set by the Board and shall be paid by the Trust Fund, unless the Company elects in writing to pay such compensation.
     (e) Information from Others. The Committee, the Company, the other Participating Employers, and the Trustee shall be entitled to rely upon all information and data contained in any certificate or report or other material prepared by any actuary, accountant, attorney or other consultant or advisor selected by the Committee to perform services on behalf of this Plan. The Committee, officers and employees of the Company and the other Participating Employers shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) for any costs, expenses, losses, liabilities or assessments arising out of any action taken or omitted by them in good faith in reliance upon the advice or opinion of any such person selected by the Company to perform services for this Plan and all action so taken or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan. Finally, the Trustee shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) for any costs, expenses, losses, liabilities or assessments arising out of any action taken or omitted by them in good faith upon the advice or opinion of any actuary, accountant, attorney or other consultant or adviser selected by the Company to perform services on behalf of this Plan. The Company shall be entitled to defend or maintain any suit or litigation arising under the Plan with respect to the Committee and may employ its own counsel.

12.3 Nondiscrimination. The Committee shall administer this Plan in a manner which it deems fair, reasonable and equitable under the circumstances and, further, shall have the power to adopt such administrative or other rules as the Committee in its discretion deems appropriate for any persons affected by circumstances such as a sale, acquisition, merger, reorganization, facility closing, layoff, work force reduction or other similar event or transaction; provided, however, the Committee shall not permit any discrimination under any such circumstances in favor of Highly Compensated Employees which would be prohibited under Code § 401(a).
12.4 Agent for Service of Process. The agent for service of process for this Plan shall be the person currently listed in the summary plan description for this Plan as the agent for service of process for this Plan.
12.5 Reporting and Disclosure. The Company shall be the “Committee” for purposes of satisfying any applicable requirement now or hereinafter imposed through federal or state legislation to report and disclose to any federal or state department or agency, or to any Participant or Beneficiary, any information respecting the establishment or maintenance of this Plan.
12.6 Acquisitions. In the event the Company or an Affiliate acquires any organization or entity or all or any part of the assets of any organization or entity, the Committee shall have the power to adopt in writing such administrative rules (on an acquisition by acquisition basis) which will treat the service of any affected Employee with such organization or entity before such acquisition as if he or she had completed such service with an Affiliate if such affected Employee was employed by such organization or entity immediately before such acquisition and he or she became an Employee as a result of such acquisition. The Committee shall treat all similarly situated affected Employees the same and shall not permit any discrimination under any circumstances in favor of any Highly Compensated Employees that would be prohibited under Code § 401(a)(4).
§ 13. TRUSTEE
13.1 Acceptance of Trust and Limited Duties Thereunder. The Trustee accepts the Trust which is part of this Plan. However, the Trustee shall have no duty to collect any contributions from Participating Employers or to interpret this Plan or see that the Trust Fund is sufficient to pay Plan benefits.
13.2 Legal Title to Plan Assets. Legal title to Plan assets and all income, dividends, accretions and appreciation attributable to the Trust Fund is vested in the Trustee, and no Participant, Beneficiary or other person has any legal or equitable right to or interest in the Trust Fund or benefits except as provided by this Plan or by applicable law.
13.3 Resignation, Removal and Succession of Trustee.
     (a) Trustee Resignation. The Trustee may resign at any time by delivering to the Company, at least 30 days before its effective date, a written notice of the Trustee’s resignation.

     (b) Trustee Removal. The Company may remove the Trustee by delivery to such Trustee at the Trustee’s last known address, at least 30 days before its effective date, a written notice of the Trustee’s removal.
     (c) Successor Trustee. Upon the resignation or removal of any Trustee, a successor shall be appointed by the Committee. Such successor, upon accepting the Trustee’s appointment in writing and delivering such acceptance to the Committee shall, without further act, become vested with all the estate, rights, powers, discretions, and duties of the new Trustee’s predecessor. Until a successor is appointed, the old Trustee has full authority to act under the terms of this Plan. The resigning or removed Trustee, upon receipt of direction by the Committee, shall execute all documents and do all acts necessary to vest the title of record in any successor Trustee. Whenever a Trustee ceases to serve, such Trustee shall within a reasonable time thereafter (unless excused from this requirement by the Company) furnish the Company a written accounting with respect to the portion of the Plan Year during which such Trustee served as Trustee. No successor Trustee shall be personally liable for any act or failure to act of any predecessor Trustee.
13.4 Full Investment and General Powers. The Trustee shall have all rights, powers, privileges and immunities necessary or desirable and permissible under ERISA for the performance of the Trustee’s duties as Trustee, and shall have full discretion and authority with regard to the investment of the Trust Fund, including with respect to the purchase and sale of AMVESCAP Stock and with respect to the voting or tender of AMVESCAP Stock as provided in and subject to the limitations provided in § 7, but excluding with respect to any portion of the Trust Fund under the direction of an Investment Manager (pursuant to ERISA § 403(a)(2)) or with respect to any portion of the Trust Fund subject to direction by the Committee (pursuant to ERISA § 403(a)(1)) as provided in § 14. The Trustee shall coordinate its investment policy with Plan financial needs as communicated to it by the Committee. Subject to the foregoing, the Trustee is authorized and empowered:
     (a) To invest any part or all of the Trust Fund in any common or preferred stocks, open-end or closed-end mutual funds, put and call options traded on a national exchange, United States retirement plan bonds, corporate bonds, debentures, convertible debentures, commercial paper, U.S. Treasury bills, U.S. Treasury notes and other direct or indirect obligations of the United States Government or its agencies, improved or unimproved real estate situated in the United States, limited partnerships, insurance contracts, group annuity contracts, mortgages, notes or other property of any kind, real or personal, and to buy or sell options on common stock on a nationally recognized options exchange with or without holding the underlying common stock, all without restriction as to that class of investments which are defined as legal investments for trust estates under any present or future laws other than ERISA, and, except as otherwise required by ERISA, without regard to the proportion that one investment bears to the entire Trust Fund;
     (b) To pool all or any part of the Trust Fund under a master trust or other pooled investment arrangement with assets belonging to any other qualified employee pension plan, to commingle such assets and. make joint or common investments and carry joint accounts on behalf of this Plan and such other plan or plans, allocating shares or interests in such investments or accounts or any pooled assets of the two or more plans in accordance with their respective interests;
     (c) To invest all or any portion of the Trust Fund in any group trust fund which at the time of the investment provides for the pooling of the assets of plans qualified under Code § 401(a); provided that (1) this authorization applies solely to a group trust fund exempt from taxation under Code § 501 (a) and the trust agreement of which satisfies the requirements of Revenue Ruling 81-100 or its successor; (2) the provisions of the group trust fund agreement, as amended from time to time, are by this reference incorporated in this Plan; and (3) the provisions of the group trust fund shall govern any investment of the Trust Fund in that fund;
     (d) To retain in cash so much of the Trust Fund as it may deem advisable to satisfy liquidity needs of this Plan and to deposit cash into a bank account at reasonable interest, including, if a bank is acting as Trustee, specific authority to invest in any type of deposit of the Trustee at a reasonable rate of interest or in a common trust fund (the provisions of which govern the investment of such assets and which this Plan incorporates by this reference) as described in Code § 584 which the Trustee (or the Trustee’s “affiliate” as defined in Code § 1504) maintains exclusively for the collective investment of money contributed by the bank (or the affiliate) in its capacity as Trustee and which conforms to. the rules of the Comptroller of the Currency;
     (e) To manage, sell, contract to sell, grant options to purchase, convey, exchange, transfer, abandon, improve, repair, insure, lease for any term even though commencing in the future or extending beyond the term of this Plan, and otherwise deal with all property, real or personal, in such manner, for such considerations and on such terms and conditions as the Trustee shall decide;
     (f) To borrow money, to assume indebtedness, extend mortgages and encumber by mortgage or pledge;
     (g) To compromise, contest, arbitrate or abandon claims and demands, in its discretion;
     (h) To have with respect to this Plan all of the rights of an individual owner, including the power to give proxies, to participate in any voting trusts, mergers; consolidations or liquidations, and to exercise or sell stock subscriptions or conversion rights;
     (i) To enter into a lease for oil, gas and other mineral purposes and to create mineral severances by grant or reservation; to pool or unitize interests in oil, gas and other minerals; and to enter into operating agreements and to execute division and transfer orders;
     (j) To register any AMVESCAP Stock or other property held by it as part of the Trust Fund hereunder in its own name or in the name of its nominees, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and to hold any securities in bearer form; but the books and records of the Trustee shall at all times reflect that all such investments are part of this Plan;

     (k) To retain any funds or property subject to any dispute without liability for the payment of interest, and to decline to make payment or delivery of the funds or property until final adjudication is made by a court of competent jurisdiction;
     (l) To file all tax returns required of the Trustee;
     (m) To begin, maintain or defend any litigation necessary in connection with the administration of this Plan, except that the Trustee shall not be obligated or required to do so unless indemnified to its satisfaction;
     (n) To make any other investments the Trustee may deem proper under the circumstances, including up to 100% of the Trust Fund in AMVESCAP Stock;
     (o) With the Committee’s approval, to utilize a custodian to maintain custody of all or a portion of the Trust Fund;
     (p) To perform any and all other acts in its judgment necessary or appropriate for the proper and advantageous management, investment and distribution of the Trust.
13.5 Acquisition Loans. The Company may direct the Trustee to incur Acquisition Loans from time to time to finance the acquisition of AMVESCAP Stock or to repay a prior Acquisition Loan, and to issue its promissory note as Trustee, and the Trustee shall follow any such direction.
13.6 Payment of Benefits. At the direction of the Committee, the Trustee shall, from time to time, in accordance with the terms of this Plan, make payments from the Trust Fund to Participants and Beneficiaries.
13.7 Trustee’s Compensation; Plan Expenses and Taxes. The Trustee shall be paid such reasonable compensation as shall from time to time be agreed by the Committee and Trustee. An individual serving as Trustee who already receives full-time pay from the Company or Participating Employer shall not receive any additional compensation from this Plan. In addition, the Trustee shall be reimbursed for any reasonable expenses, including reasonable counsel fees incurred by the Trustee as Trustee. Such compensation and expenses and all taxes that may be levied or assessed against the Trust Fund or the income of the Trust Fund shall be paid from the Trust Fund unless paid or advanced by the Company. No fee or expense paid directly or indirectly by the Committee shall be deemed to be a contribution.
13.8 Annual Accounting of the Trustee. Within a reasonable period of time after the later of the last day of the Plan Year or receipt of the final contribution for such Plan Year from all Participating Employers, the Trustee shall furnish the Committee a written annual accounting with respect to the Plan Year showing the condition of the Trust Fund, including the investment performance, Trust Fund assets held at the end of the Plan Year and all investments, receipts, payments and other transactions effected by the Trustee during the Plan Year, and such other information as the Trustee or the Committee deems appropriate. Such accounting shall be conclusive on all persons except as to any act or transaction as to which the Committee or other person files with the Trustee written objections within 90 days after receipt of the accounting, or such longer time as-may be prescribed by ERISA; provided, however, that nothing in this § 13.8 shall deprive the Trustee of its right to have its accounts judicially settled if the Trustee so reasonably desires.
13.9 Records and Statements. The Trustee’s Plan and Trust Fund records shall be open to inspection by the Committee at all reasonable times and may be audited from time to time by any person or persons as the Committee may specify in writing. The Trustee shall furnish the Company such information relating to the Trust Fund as the Committee reasonably deems necessary.
13.10 Authority to Act without Bond or Court Approval. To the extent permitted by law, the Trustee need not make or file any inventory or appraisal with, or give any bond, or be a surety to any officer, court, or tribunal, nor secure any order of court for the exercise of any power granted the Trustee under this Plan. The Trustee may exercise its judgment in all matters and at all times without court approval of its actions and decisions; provided, however, that if any application to or proceeding or action in the courts is made, only the Committee and the Trustee shall be necessary parties, and no Participant or other person having an interest in this Plan shall be entitled to any notice or service of process. Any judgment entered in the proceeding or action shall be conclusive on all persons claiming an interest in Plan benefits.
§ 14. INVESTMENT OF THE TRUST FUND
14.1 Investment in AMVESCAP Stock. The ESOP Portion of the Plan is designed to be an employee stock ownership plan as defined in Code § 4975(e)(7) and regulations thereunder. As a result, the ESOP Portion of the Plan shall be invested primarily in employer securities. Accordingly, as directed in writing by the Committee, the Trustee may invest up to 100% of the ESOP Portion of the Plan in AMVESCAP Stock. The Committee shall direct the Trustee in writing (which may be a continuing direction) as to all purchases and sales of AMVESCAP Stock. The Trustee may suspend purchases of AMVESCAP Stock in circumstances in which such suspension is necessary to comply with any applicable law or applicable stock exchange rule or regulation, in which event such purchases shall be made or resumed as or when the Trustee reasonably determines that such purchases are permitted under applicable law or such rules and regulations. The Trustee shall account for the cost or other basis of all AMVESCAP Stock held in the Trust Fund in accordance with § 1.402(a)-1(b)(2)(ii) of the income tax regulations under the Code.
14.2 General Investments. The Committee may direct the Trustee in writing from time to time (which may be a continuing direction) to invest the ESOP Portion of the Plan in such investments other than AMVESCAP Stock as the Company shall specify in its direction. The Trustee has no duty to question any such Committee investment direction and has no responsibility for any disparity between the investment performance of the portion of the Trust Fund managed by the Trustee as compared to Committee-directed investments. Committee-directed investments shall be made by the Trustee as soon as administratively feasible after the Trustee has received the Committee’s direction. If the Trustee in its reasonable discretion deems itself unable properly to comply with or administer a Committee-directed investment, the Trustee shall notify the Committee as soon as administratively feasible.

14.3 Directed Accounts. This § 14.3 is effective October 1, 2002, or as soon as administratively practicable thereafter.
     (a) A Participant may elect at any time to transfer amounts from his or her AMVESCAP Stock Account to his or her Directed Account by delivering to the Committee a completed Election Form. To the extent a Participant has elected such a transfer, the Trustee shall liquidate the applicable portion of the Participant’s AMVESCAP Stock Account pursuant to the procedures prescribed by the Committee for this purpose and transfer the proceeds thereof to the Participant’s Directed Account. The amounts in a Participant’s Directed Account shall be subject to the investment direction of the Participant in accordance with the provisions of § 14.3(b) below. At no time may a Participant elect to transfer amounts from his or her Directed Account to his or her AMVESCAP Stock Account.
     (b) Direction by a Participant of the investment of his Directed Account shall be made in accordance with this subsection. The Committee shall communicate a Participant’s investment directions to the Trustee who shall invest amounts credited to the Participant’s Directed Account in accordance with the Participant’s directions. A Participant’s Directed Account shall not share in general Trust Fund earnings, but it shall be charged or credited as appropriate with the net earnings, gains, losses and expenses as well as any appreciation or depreciation in market value attributable to such Directed Account.
          (1) The Committee shall determine the number and investment characteristics for the Investment Funds under the Plan from time to time. Subject to subsection (4) below, each Participant or Beneficiary shall have the right to make an election at any time as to how his or her Directed Account as of any Valuation Date shall be invested among the Investment Funds available under this Plan in accordance with the procedures set forth in subsection (2) below. The Trustee shall use the Trustee’s best efforts to see that each Participant and Beneficiary is provided such information and rights to exercise control over his or her Directed Account as required to satisfy all of the conditions of ERISA § 404(c) (within the meaning of the regulations under ERISA § 404(c)) and to make each election by a Participant or Beneficiary subject to the relief provided under ERISA § 404(c). Any such investment election by the Participant or Beneficiary shall remain in effect until a subsequent election becomes effective or until such election is rendered null and void by the operation of the Plan.
          (2) Each Participant or Beneficiary shall communicate any investment election under this § 14.3(b) to the Trustee (or its designated agent) pursuant to a voice activated response system maintained by the Trustee or in such other method as may be established by the Committee. The Committee shall communicate in writing to Participants and Beneficiaries the procedures and the necessary information for accessing such system. A Participant or Beneficiary shall receive written confirmation of any election made through such voice activated response system from the Trustee within a reasonable period after the Trustee effects such election. The Trustee shall comply with any investment election made pursuant to the voice activated response system. The Committee shall have the right in implementing this Plan and in making any changes in Investment Funds to freeze all or a part of the elections otherwise available under this Plan for whatever period the Committee deems necessary or appropriate to implement this Plan or any such changes.

          (3) As determined by the Committee, administrative expenses incurred to effect the investment elections made by a Participant or Beneficiary under this § 14.3(b) shall be charged to the Directed Account of such Participant.
          (4) The Committee may establish limits on what percentage of a Participant’s Directed Account may be invested in any Investment Fund and shall communicate any such limitations in writing to Participants and Beneficiaries from time to time.
14.4 Qualified Participant Diversification Election.
     (a) General. Each Qualified Participant (as defined in this § 14) may direct the Trustee (on the Election Form provided for this purpose) as to the investment of 25% of the value of the Participant’s Account (the “Diversification Benefit”) within 90 days after the end of each Plan Year during the Participant’s Qualified Election Period (as defined in paragraph § 14.4(c)(3)) (to the extent the amount of such direction exceeds the amount to which a prior direction under this § 14.4 applies). For the last Plan Year in the Participant’s Qualified Election Period, the Trustee shall substitute “50%” for “25%” in the immediately preceding sentence. The Qualified Participant must make his or her direction to the Trustee in writing, the direction may be effective no later than 180 days after the close of the Plan Year to which the direction applies, and the direction must specify which, if any, of the investment options the Participant selects.
     (b) Investment Options. A Qualified Participant under this § 14.4 may choose one of the following investment options:
     (1) the distribution of the portion of his or her Diversification Benefit covered by the election, subject to the provisions of this Plan applicable to a distribution of AMVESCAP Stock, including any put option requirements; or
     (2) the direct transfer of the portion of his or her Diversification Benefit covered by the election to the Qualified Participant’s Directed Account pursuant to § 14.3 above (or, prior to August 1, 2002, to the AMVESCAP Money Purchase Plan, but only if such transferee plan permits participant directed investments and does not invest in AMVESCAP Stock to a substantial degree).
The Trustee shall make such distribution or plan transfer no later than 90 days after the last day of the period during which the Qualified Participant may make the election.
     (c) Definitions. For purposes of this § 14.4, the following definitions apply:
     (1) Qualified Participant. Qualified Participant means a Participant who has reached age 55 and who has completed at least ten Years of Participation in this Plan.
     (2) Year of Participation. Year of Participation means a Plan Year in which the Participant was eligible for an allocation of Participating Employer contributions, irrespective of whether the Participating Employer actually contributed to this Plan for that Plan Year.

     (3) Qualified Election Period. Qualified Election Period means the six Plan Year period beginning with the Plan Year in which the Participant first becomes a Qualified Participant.
14.5 Trustee to Invest the Trust Fund Unless Otherwise Provided. The Trustee shall have the exclusive power and duty to invest the Trust Fund, except with respect to Plan assets under the control of an Investment Manager or with respect to Plan assets subject to direction of investment by the Committee, as provided in this § 14. The Trustee may appoint a subsidiary of the Trustee to manage (including the power to acquire and dispose of) the Trust Fund held by the Trustee, to such extent and upon such terms as the Trustee deems best, provided: (a) such manager is registered as an investment adviser under the Investment Advisers Act of 1940; (b) such manager acknowledges in writing to the Trustee at the time of such appointment that such manager is a fiduciary with respect to this Plan; and, (c) the Trustee remains responsible for the actions of such investment manager to the same extent as if such actions were performed by the Trustee.
14.6 Appointment of Investment Manager.
     (a) Committee Appointment. The Committee may, in its discretion, appoint in writing a person, or more than one person, who may be an Affiliate of the Company and who either (i) is registered as an investment advisor under the Investment Advisers Act of 1940 (the “Act”), (ii) is a bank, as defined in the Act, or (iii) is an insurance company which, within the meaning of ERISA § 3(38), is qualified to manage, acquire and dispose of the assets of an employee benefit plan under the laws of more than one state, as an Investment Manager for all or a specified portion of the Trust Fund as designated by the Committee (the “Manager’s Account”). Upon the effective date of his or her appointment as Investment Manager, such person shall have the sole responsibility and duty and the sole power to manage and direct the investment of the Manager’s Account. The Committee may terminate the appointment of any person as an Investment Manager or may cause a part or all of the Trust Fund to be added to or deleted from any Manager’s Account.
     (b) Agreement with Investment Manager. The appointment of a person as an Investment Manager shall not become effective until the date such person delivers to the Trustee and the Committee a written statement or contract which:
     (1) acknowledges that such person is a fiduciary within the meaning of ERISA § 3(2)(a) and has assumed sole responsibility for the management of such Manager’s Account; and
     (2) certifies that such person either is registered as an investment advisor under the Act, is a bank as defined in the Act, or is an insurance company which, within the meaning of ERISA § 3(38) is qualified under the laws of more than one state to manage, acquire and dispose of the assets of an employee benefit plan, whichever is appropriate;
     (3) if requested by the Committee or the Trustee, sets forth a list of the names and signatures of individuals who are authorized to act on behalf of the Investment

Manager in connection with the management of the Manager’s Account, which list may be amended from time to time by delivering a new list to the Trustee and the Committee and which list may be relied upon by them; and
     (4) addresses such other issues as the Committee deems appropriate under the circumstances.
     (c) Exercise of Power. The Investment Manager may exercise his or her power through written directions to the Trustee or, at his or her option, may communicate such directions orally and as soon as practicable thereafter confirm them in writing, providing all directions, written or oral, shall be communicated by or, as applicable, signed, by one of the individuals whose name and signature appear on the list described in § 14.4(b)(3) or may exercise such power through such other reasonable and proper procedure as agreed upon by the Investment Manager and the Trustee.
§ 15. AMENDMENT, TERMINATION, MERGER AND TRANSFER
15.1 Amendment. The Company shall have the right at any time and from time to time to amend this Plan in any respect, retroactively or prospectively, by action of its Board or by action of any committee to which the Board may delegate authority to amend the Plan (or, prior to August 1, 2002, by action of the Company’s Chief Executive Officer or his or her delegate), provided that no amendment shall be made which would (a) divert any of the assets of the Trust Fund to any purpose other than the exclusive benefit of Participants and Beneficiaries or (b) eliminate or reduce an optional form of benefit except to the extent permissible under Code § 411(d)(6) or (c) increase the duties and responsibilities of the Trustee without the Trustee’s consent, except if necessary to cause this Plan and related Trust to be exempt from income taxes under the Code. Any amendment adopted by the Company shall be binding on each other Participating Employer as if adopted by each such Participating Employer.
15.2 Termination. The Company reserves the right to terminate or to partially terminate this Plan or to declare a discontinuance of contributions to this Plan at any time by action of its Board. The Company reserves the right to terminate the participation in this Plan by any Participating Employer at any time by action of its Board, and a Participating Employer’s participation in this Plan automatically shall terminate if (and at such time as) its status as an Affiliate terminates for any reason whatsoever (other than through a merger or consolidation into another Participating Employer). However, a Participating Employer’s termination of participation in this Plan shall not be deemed to be a termination or partial termination of this Plan except to the extent required by the Code. If there is a termination or partial termination of this Plan or a declaration of a discontinuance of contributions to this Plan, the Accounts of all affected Participants who are Employees as of the effective date of such termination, partial termination or declaration shall continue to be fully vested.
In the case of any such termination, partial termination, or declaration, the Committee shall cause all unallocated amounts to be allocated to the appropriate Accounts of the affected Participants and Beneficiaries and shall direct the Trustee to distribute such Accounts to such Participants and Beneficiaries in accordance with uniform rules established by the Committee.

15.3 Merger or Consolidation or Similar Transaction. In the case of any merger or consolidation of this Plan with, or transfer of assets or liabilities of this Plan to, any other employee benefit plan, each person for whom an Account is maintained shall be entitled to receive a benefit from such plan, if it is then terminated, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer, if this Plan had been terminated.
15.4 Transfer of Certain Assets. Effective as of January 1, 1997, Participants’ PRIMCO Accounts and INVESCO Management & Research (“IM&R”) accounts and accounts attributable to rollover contributions and pre-1989 profit sharing contributions made under this Plan as of December 31, 1996 (as described in § 1) were transferred to the trustee of the INVESCO Capital Management, Inc. Money Purchase Pension Plan. Upon such transfer, the INVESCO Capital Management, Inc. Money Purchase Pension Plan assumed all assets and liabilities of this Plan attributable to such accounts, and any benefits under this Plan with respect to such accounts shall thereafter be paid pursuant to the terms and provisions of the INVESCO Capital Management, Inc. Money Purchase Pension Plan.
§ 16. TOP HEAVY RULES
16.1 Minimum Employer Contribution. If this Plan is top heavy in any Plan Year, a minimum contribution (subject to the provisions of this § 16) of 3% of Compensation shall be made for each Non-Key Employee who is a Participant employed by a Participating Employer on the last-day of the Plan Year without regard to the number of Hours of Service he or she completed during the Plan Year, unless the contribution rate for the Key Employee with the highest contribution rate is less than 3% of Compensation, in which event the minimum contribution for such Non-Key Employees shall equal the highest contribution rate received by a Key Employee. The term “contribution rate” means the Participating Employer contributions allocated to the Participant’s Account for the Plan Year divided by his or her Compensation for the Plan Year. For purposes of determining the contribution rate for a Key Employee, the Committee shall consider contributions made to any plan pursuant to a salary reduction agreement or similar arrangement as Participating Employer contributions. To determine the contribution rate for both Key Employees and Non-Key Employees, the Committee shall consider all qualified top-heavy defined contribution plans maintained by the Company as a single plan. Notwithstanding any contrary provisions of this § 16, the minimum contribution for a Non-Key Employee who also participates in a defined benefit pension plan maintained by the Company which does not provide the Non-Key Employee a minimum benefit is 5% of Compensation.
16.2 Additional Contribution. If the contribution rate for the Plan Year with respect to a Non-Key Employee described in § 16.1 is less than the minimum contribution, the Committee shall increase its contribution for such Non-Key Employee to the extent necessary so that such Non-Key Employee’s contribution rate for the Plan Year shall equal the minimum contribution. The Committee shall allocate the additional contribution to the Account of the Non-Key Employee for whom the Participating Employer makes the contribution. If the Participating Employer contributes to a profit sharing plan and a money purchase pension plan, the Participating Employer shall make the additional contribution required by this § 16.2 only to the money purchase pension plan.

16.3 Determination of Top Heavy Status. This Plan is top heavy for a Plan Year if the top-heavy ratio as of the Determination Date exceeds 60%. The top heavy ratio is a fraction, the numerator of which is the sum of the Account balances of Key Employees as of the Determination Date, the contributions due as of the Determination Date, and distributions made within the one-year period (for Plan Years beginning before January 1, 2002, five-year period) ending on the Determination Date, and the denominator of which is a similar sum determined for all Employees. In the case of a distribution made for a reason other than separation from service, death or disability, the previous sentence shall be applied by substituting “five-year period” for “one-year period.” The Committee shall calculate the top heavy ratio by disregarding (a) the Account balance of any Non-Key Employee who was formerly a Key Employee and (b) the Account balance (including distributions, if any, of the Account balance) of an individual who has not received credit for at least one Hour of Service with the Company during the one-year period (for Plan Years beginning before January 1, 2002, five-year period) ending on the Determination Date. The Committee shall calculate the top-heavy ratio, including the extent to which it must take into account distributions, rollovers and transfers, in accordance with Code § 416 and the regulations under Code § 416.
     If the Company maintains other qualified plans (including a simplified employee pension plan), this Plan is top heavy only if it is a part of the Required Aggregation Group and the top heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds 60%. The Committee shall calculate the top-heavy ratio in the same manner as required by the first paragraph of this § 16.3, taking into account all plans within the Required or Permissive Aggregation Group. To the extent the Committee must take into account distributions to a Participant, the Committee shall include distributions from a terminated plan which would have been part of the Required Aggregation Group if it were in existence on the Determination Date. The Committee shall calculate the present value of the Account balance or accrued benefits and the other amounts the Committee must take into account under defined benefit plans or simplified employee pension plans included within the group in accordance with the terms of those plans, Code § 416 and the regulations under Code § 416. If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Committee shall value the accrued benefits in the aggregated plan as of the most recent valuation date falling within the twelve-month period ending on the Determination Date (except as Code § 416 and the regulations under Code § 416 require otherwise for the first and second year of a defined benefit plan). The Committee shall calculate the top-heavy ratio with reference to the Determination Dates that fall within the same calendar year.
16.4 Limitation on Allocations. If, during any Plan Year beginning prior to January 1, 2000, this Plan is top heavy, the Company shall apply the annual additions limitations under Code § 415 to a Participant by substituting “100%” for “125%” each place it appears in Code § 415. This § 16.4 shall not apply if:
     (a) The contribution rate for a Non-Key employee who participates only in the defined contribution plan(s) would satisfy § 16.1 if the Committee substituted 4% for 3%;
     (b) A Non-Key Employee who participates in the top heavy defined benefit plan(s) receives an extra minimum contribution or benefit which satisfies Code § 416(h)(2); and

     (c) The top-heavy ratio does not exceed 90%.
16.5 Definitions. For purposes of applying the provisions of this § 16:
     (a) Key Employee. Key Employee shall mean, as of any Determination Date, any Eligible Employee or former Eligible Employee (or Beneficiary of such Employee) who, at any time during the Plan Year which includes the Determination Date, is (1) an officer (having annual Compensation in excess of $135,000 (as adjusted under Code § 416(i)(1) for Plan Years beginning after December 31, 2005 ) or, for Plan Years beginning prior to January 1, 2002, having annual Compensation in excess of 50% of the limitation under Code 415(b)(1)(a) in effect for such Plan Year) of the Company, (2) a more than 5% owner of the Company, or (3) a more than 1 % owner of the Company who has annual Compensation of more than $150,000. The constructive ownership rules of Code § 318 shall apply to determine ownership in the Company. The Committee shall make the determination of who is a Key Employee in accordance with Code § 416(i)(1) and the regulations and other guidance of general applicability under Code § 416.
     (b) Non-Key Employee. Non-Key Employee is an Employee who does not meet the definition of Key Employee.
     (c) Compensation. Compensation shall mean Compensation as defined in § 8.
     (d) Required Aggregation Group. Required Aggregation Group means:
     (1) Each qualified plan of the Company in which at least one Key Employee participates at any time during the five year period ending on the Determination Date; and
     (2) Any other qualified plan of the Company which enables a plan described in (1) to meet the requirements of Code § 401(a)(4) and Code § 410.
     (e) Permissive Aggregation Group. Permissive Aggregation Group is the Required Aggregation Group plus any other qualified plans maintained by the Company but only if such group would satisfy in the aggregate the requirements of Code § 401(a)(4) and Code § 410. The Committee shall determine which plan to take into account in determining the Permissive Aggregation Group.
     (f) Company. Company means all the members of a controlled group of corporations (as defined in Code § 414(b)), a commonly controlled group of trades or businesses (whether or not incorporated) (as defined in Code § 414(c)), or an affiliated service group (as defined in Code § 414(m)), of which the Company is a part. However, the Company shall not aggregate ownership interests in more than one member of a related group to determine whether an individual is a Key Employee because of his or her ownership interest in the. Company.
     (g) Determination Date. Determination Date for any Plan Year is the last day of the preceding Plan Year.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this amended and restated INVESCO ESOP to be executed, sealed and attested by their duly authorized officers.

[Corporate Seal]	INVESCO INSTITUTIONAL (N.A.), INC.

Attested by:	By:

Title:	Title:

Date:

[Corporate Seal]	AMVESCAP NATIONAL TRUST COMPANY, as Trustee

Attested by:	By:

Title:	Title:

Date: